Exhibit 23.9

January 2, 2018

Nutrien Ltd.

Re: Registration Statement on Form S-8

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Nutrien Ltd. under the Securities Act of 1933, as amended.

I, Dennis William Aldo Grimm, P.Eng., a qualified person, am responsible for preparing or supervising the preparation of sections 1-3, 13, 17 and 24-27 of the technical report entitled “National Instrument 43-101Technical Report on Vanscoy Potash Operations, Vanscoy, Saskatchewan, Canada” dated effective October 31, 2014 (the “Technical Report”).

I hereby consent to the incorporation by reference in the Registration Statement of references to and information derived from the Technical Report and to the use of my name in such incorporated information.

Yours truly,

/s/ Dennis William Aldo Grimm
Dennis William Aldo Grimm, P.Eng.